TERM LOAN CREDIT AGREEMENT

by and between

BRANCH BANKING AND TRUST COMPANY

and

CHESAPEAKE UTILITIES CORPORATION

January 31, 2019

TERM LOAN CREDIT AGREEMENT

THIS TERM LOAN CREDIT AGREEMENT (the “Agreement”) is made as of the 31st day of January, 2019, by and between CHESAPEAKE UTILITIES CORPORATION, a Delaware corporation (“Borrower”), and BRANCH BANKING AND TRUST COMPANY (“Bank”). Borrower and Bank agree, under seal, as follows:
BACKGROUND

A.    Borrower desires that Bank extend to Borrower a $30,000,000.00 term loan (the “Term Loan”).
B.    Bank is willing to make the Term Loan available to Borrower, subject to the terms and conditions hereof.
ARTICLE 1
DEFINITIONS
Section 1.1.    Definitions. When used in this Agreement, the following terms shall have the respective meanings set forth below.
1.1.1.    Reserved.
1.1.2.    Reserved.
1.1.3.    Reserved.
1.1.4.    “Affiliate” means as to any Person, each other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with the Person in question. For purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities, by contract, or otherwise.
1.1.5.    “Agreement” means this Term Loan Credit Agreement and all exhibits and schedules hereto, as each may be amended, renewed, replaced, supplemented or otherwise modified from time to time in accordance with the terms of this Agreement.
1.1.6.    “Applicable Margin” has the meaning ascribed to such term on Exhibit A attached hereto and made a part hereof.
1.1.7.    “Bank” means Branch Banking and Trust Company, and its successors and assigns pursuant to Section 9.3 hereof.
1.1.8.    “Bank Indebtedness” means all obligations and indebtedness of Borrower to Bank, whether now or hereafter owing or existing, including without limitation all obligations under the Credit Documents, all obligations under any interest rate swap agreements or arrangements with the Bank designed to protect the Borrower against fluctuations in interest rates or currency exchange rates, and all other obligations or undertakings now or hereafter made by or for the benefit of Borrower under any other agreement, promissory note or undertaking now existing or hereafter entered into by Borrower with Bank related to the Credit Documents, including, without limitation, all obligations of Borrower to Bank under any guaranty or surety agreement and all obligations of Borrower to immediately pay to Bank the amount of any overdraft on any deposit account maintained with Bank, together with all interest and other sums payable in connection with any of the foregoing (including without limitation interest and fees that accrue after the commencement by or against Borrower or any Affiliate thereof of any proceeding under any Debtor Relief Law naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding).
1.1.9.    “Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.
1.1.10.    “Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
1.1.11.    “Borrower” means Chesapeake Utilities Corporation, a Delaware corporation.
1.1.12.    “Business Day” has the meaning ascribed to such term on Exhibit A attached hereto.
1.1.13.    “Closing Date” means the date on which all the conditions set forth in Article 4 have been satisfied.
1.1.14.     “Code” means the Internal Revenue Code of 1986, as amended from time to time, and all rules and regulations with respect thereto in effect from time to time.
1.1.15.     “Credit Documents” means this Agreement, the Note and any other agreements, documents, instruments and writings now or hereafter existing, creating, evidencing, guarantying, securing or relating to any of the liabilities of Borrower to the Bank together with all amendments, modifications, renewals or extensions thereof.
1.1.16.     “Debtor Relief Law” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
1.1.17.    “Default” means an event, condition or circumstance the occurrence of which would, with the giving of notice or the passage of time, or both, constitute an Event of Default.
1.1.18.    “Default Rate” has the meaning set forth in Section 2.2 hereof.
1.1.19.    “Dollars” or “$” means the lawful currency of the United States.
1.1.20.    “Environmental Control Statutes” means any federal, state, county, regional or local laws governing the control, storage, removal, spill, release or discharge of Hazardous Substances, including without limitation CERCLA, the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and the Hazardous and Solid Waste Amendments of 1984, the Federal Water Pollution Control Act, as amended by the Clean Water Act of 1976, the Hazardous Materials Transportation Act, the Emergency Planning and Community Right to Know Act of 1986, the National Environmental Policy Act of 1975, the Oil Pollution Act of 1990, any similar or implementing state law, and in each case including all amendments thereto and all rules and regulations promulgated thereunder and permits issued in connection therewith.
1.1.21.    “EPA” means the United States Environmental Protection Agency, or any successor thereto.
1.1.22.     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, any successor statute of similar import, and all rules and regulations with respect thereto in effect from time to time.
1.1.23.    “ERISA Affiliate” means any Person that is a member of any group or organization within the meaning of Code sections 414(b), (c), (m) or (o) of which Borrower is a member.
1.1.24.    “Event of Default” means an event described in Section 8.1 hereof.
1.1.25.    “Existing Credit Agreement” means that certain Credit Agreement, dated as of October 8, 2015, by and among the Borrower, the lenders party thereto and PNC Bank, National Association as administrative agent, swing loan lender and issuing lender, as amended, restated, refinanced, extended, replaced, supplemented or otherwise modified from time to time.
1.1.26.    “Funded Debt” means all indebtedness for borrowed money having an original term of more than one year, including, but not limited to, capitalized lease obligations, reimbursement obligations in respect of letters of credit, and guaranties of any such indebtedness.
1.1.27.    “GAAP” means generally accepted accounting principles as in effect in the United States of America set forth in the Opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants and in statements of the Financial Accounting Standards Board and in such other statements by such other entity as Bank may reasonably approve, which are applicable in the circumstances as of the date in question; and such principles observed in a current period shall be comparable in all material respects to those applied in a preceding period.
1.1.28.     “Hazardous Substance” means petroleum products and items defined in the Environmental Control Statutes as “hazardous substances”, “hazardous wastes”, “pollutants” or “contaminants” and any other toxic, reactive, corrosive, carcinogenic, flammable or hazardous substance or other pollutant.
1.1.29.    “Indebtedness” means:
(a)    means (i) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations of such Person upon which interest charges are customarily paid, (iv) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (v) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (vi) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptance.
(b)    all indebtedness, obligations, and liabilities secured by any mortgage, pledge, lien, conditional sale or other title retention agreement or other security interest to which any property or asset owned or held by such Person is subject, whether or not the indebtedness, obligations or liabilities secured thereby shall have been assumed by such Person; and
(c)    to the extent not included in the foregoing, all indebtedness, obligations and liabilities of others which such Person has directly or indirectly guaranteed, endorsed (other than for collection or deposit in the ordinary course of business), sold with recourse, or agreed (contingently or otherwise) to purchase or repurchase or otherwise acquire or in respect of which such Person has agreed to supply or advance funds (whether by way of loan, stock purchase, capital contribution or otherwise) or otherwise to become directly or indirectly liable.
1.1.30.    “Interest Rate” means the LIBOR Rate or, if applicable pursuant to Exhibit A attached hereto, the Prime Rate.
1.1.31.    “Late Charge” has the meaning set forth in Section 2.2 hereof.
1.1.32.    “Material Adverse Effect” means either singly or in the aggregate, the occurrence of any event, condition, circumstance or proceeding that materially and adversely affects the financial condition or operations of the Borrower and its Subsidiaries taken as a whole or the Borrower’s ability to perform its obligations under this Agreement and the other Credit Documents.
1.1.33.    Reserved.
1.1.34.    “Maturity Date” means February 28, 2020.
1.1.35.    “Most Favored Lender Provision” means a provision in any agreement with respect to any Indebtedness for borrowed money of the Borrower (or its Subsidiaries) which requires that such agreement be amended or deemed amended to incorporate any covenant or provision in any other agreement with respect to any other Indebtedness for borrowed money of the Borrower (or its Subsidiaries) that is more restrictive on the Borrower (or its Subsidiaries) or more beneficial to the holder thereof.
1.1.36.    “Note” shall mean the promissory note, dated of even date herewith, of the Borrower payable to the order of the Bank, as the same may be amended, renewed, replaced, or supplemented from time to time, evidencing the Term Loan.
1.1.37.    “PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.
1.1.38.    “Person” means an individual, corporation, trust, limited partnership, general partnership, limited liability company or unincorporated association, governmental entity, agency, instrumentality, or political subdivision thereof, or any other form of entity or organization.
1.1.39.    “Plan” means any pension benefit or welfare benefit plan as defined in sections 3(1), (2) or (3) of ERISA maintained or sponsored by, contributed to, or covering employees of, Borrower or any ERISA Affiliate.
1.1.40.    “Prime Rate” has the meaning ascribed on Exhibit A attached hereto.
1.1.41.    “Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System, comprising Part 204 of Title 12, Code of Federal Regulations, as amended from time to time, and any successor thereto.
1.1.42.    “Release” means any spill, leak, emission, discharge, release or the pumping, pouring, emptying, disposing, injecting, escaping, leaching or dumping of a Hazardous Substance.
1.1.43.     “Subsidiary” of any Person at any time means any corporation, trust, partnership, limited liability company or other business entity (i) of which more than 50% of the outstanding voting securities or other interests normally entitled to vote for the election of one or more directors, managers, managing members, trustees or similar positions (regardless of any contingency which does or may suspend or dilute the voting rights) is at such time owned directly or indirectly by such Person or one or more of such Person’s Subsidiaries, or (ii) which is controlled or capable of being controlled by such Person or one or more of such Person's Subsidiaries.
1.1.44.     “Term Loan Commitment” has the meaning set forth in Section 2.1.
Section 1.2.    Rules of Construction, Interpretation.
1.2.1.    GAAP. Except as otherwise provided herein, financial and accounting terms used in the foregoing definitions or elsewhere in this Agreement, shall be defined in accordance with GAAP. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, the same shall be done in accordance with GAAP, to the extent applicable, except where such principles are inconsistent with the requirements of this Agreement.
1.2.2.    Directly or Indirectly. Where any provision in this Agreement refers to action to be taken by any Person, or that such person is prohibited from taking, such provision shall be applicable whether the action in question is taken directly or indirectly by such Person.
1.2.3.    Plural / Singular. Except as otherwise provided herein, capitalized terms used in the foregoing definitions or elsewhere in this Agreement that are defined in the singular may also be used in the plural and any such terms which are defined in the plural may also be used in the singular.
1.2.4.    Uniform Commercial Code. Except as otherwise provided herein, capitalized terms used in the foregoing definitions or elsewhere in this Agreement that are defined in the Uniform Commercial Code, including without limitation, “Accounts,” “Documents,” “Instruments,” “General Intangibles,” and “Chattel Paper” shall have the respective meanings ascribed to such terms in the Uniform Commercial Code as in effect in the State of Delaware from time to time (“UCC”).
ARTICLE 2
TERM LOAN
Section 2.1.    The Term Loan. The Bank agrees, subject to the terms and conditions set forth hereof and in reliance on the representations and warranties set forth herein, to make a Term Loan to Borrower on the Closing Date in the principal amount of Thirty Million and NO/100 Dollars ($30,000,000) (the “Term Loan Commitment”). Amounts repaid or prepaid under the Term Loan may not be reborrowed. Bank shall have no obligation to advance funds in excess of the amount of the Term Loan Commitment or to advance the Term Loan after the Closing Date.
2.1.1.    Promissory Note. The indebtedness of the Borrower to the Bank under the Term Loan is evidenced by the Note. The original principal amount of the Note will be the amount of the Term Loan Commitment.
2.1.1.    Use of Proceeds. Funds advanced under the Term Loan shall be used solely for Borrower’s working capital and other general corporate purposes.
2.1.2.    Interest and Principal Payments.
(a)    Interest on the outstanding principal amount of the Term Loan shall accrue at a rate equal to the LIBOR Rate. Interest shall be calculated on the basis of the actual number of days elapsed over a year of three hundred sixty (360) days. Notwithstanding anything contained herein to the contrary, all of the provisions contained in Exhibit A attached hereto shall apply to the Term Loan. In the event that there are any inconsistencies between the terms of this Agreement and the terms contained in Exhibit A attached hereto, the terms contained in Exhibit A shall control.
(b)    Commencing on the first Interest Payment Date after the date of the Closing Date and on each consecutive Interest Payment Date thereafter until and including the Interest Payment Date in February 2020, a payment shall be made equal to the sum of accrued interest on the outstanding principal balance of the Term Loan. The entire unpaid principal amount of the Term Loan, together with accrued and unpaid interest thereon and all other amounts payable in connection with the Term Loan, shall be due and payable in full on the Maturity Date.
All capitalized terms used in this Section 2.1.3 and not otherwise defined in this Agreement shall have the meanings ascribed to such terms in Exhibit A.
Section 2.2.    Late Charge and Default Rate. Notwithstanding the foregoing, if the Borrower fails to make any payment of principal, interest or other amount coming due pursuant to the provisions of this Agreement or the Note within ten (10) calendar days of the date due and payable, the Borrower also shall pay to the Bank a late charge equal to three percent (3.0%) of the amount of such payment (the “Late Charge”). Such ten (10) day period shall not be construed in any way to extend the due date of any such payment. Upon maturity, whether by acceleration, demand or otherwise, and at the Bank’s option upon the occurrence of any Event of Default and during the continuance thereof, the Note shall bear interest at a rate that shall be three percentage points (3.0%) in excess of the interest rate in effect from time to time under the Note but not more than the maximum rate allowed by law (the “Default Rate”). The Default Rate shall continue to apply whether or not judgment shall be entered on this Agreement or the Note. Both the Late Charge and the Default Rate are imposed as liquidated damages for the purpose of defraying the Bank’s expenses incident to the handling of delinquent payments, but are in addition to, and not in lieu of, the Bank’s exercise of any rights and remedies hereunder, under the other Credit Documents or under applicable law, and any fees and expenses of any agents or attorneys which the Bank may employ. In addition, the Default Rate reflects the increased credit risk to the Bank of carrying a loan that is in default. The Borrower agrees that the Late Charge and Default Rate are reasonable forecasts of just compensation for anticipated and actual harm incurred by the Bank, and that the actual harm incurred by the Bank cannot be estimated with certainty and without difficulty.
Section 2.3.    Reserved.
Section 2.4.    Reserved.
Section 2.5.    Prepayment; Mandatory Repayment.
2.5.1.    Borrower may prepay the outstanding principal balance under the Term Loan at any time without premium or penalty, provided that Borrower shall comply with the prepayment provisions set forth on Exhibit A attached hereto.
Section 2.6.    Payments; Application. All payments of principal, interest, fees and other amounts due hereunder, including any prepayments thereof, shall be made by Borrower to the Bank in immediately available funds before twelve o’clock (12:00) noon on any Business Day at the office of the Bank set forth in Section 9.9 hereof or to such other office or location as the Bank from time to time so notifies Borrower. All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Borrower hereby authorizes the Bank to charge any account maintained by Borrower with the Bank from time to time for all payments of principal, interest, fees and costs when due hereunder. Any and all payments on account of the Term Loan will be applied to accrued and unpaid interest, outstanding principal and other sums due hereunder or under the Credit Documents, in such order as Bank, in its discretion, elects. If Borrower makes a payment or payments and such payment or payments, or any part thereof, are subsequently invalidated, declared to be fraudulent or preferential, set aside or are required to be repaid to a trustee, receiver, or any other person under any bankruptcy act, state, provincial or federal law, common law or equitable cause, then to the extent of such payment or payments, the obligations or part thereof hereunder intended to be satisfied shall be revived and continued in full force and effect as if said payment or payments had not been made.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES
Borrower represents and warrants as follows:
Section 3.1.    Organization; Good Standing; Qualification. Borrower is a corporation duly formed and validly existing under the laws of the State of Delaware. Each Subsidiary is a corporation, limited liability company, partnership or other entity duly formed and validly existing under the laws of its state of incorporation or organization. Borrower has full power and authority to execute, deliver and comply with the Credit Documents, and each of Borrower and its Subsidiaries has full power and authority to carry on its business as it is now being conducted. Each of Borrower and its Subsidiaries is duly licensed or qualified as a corporation, limited liability company, partnership or other entity in each jurisdiction where the failure to be so qualified would have a Material Adverse Effect.
Section 3.2.    Licenses. Each of Borrower and its Subsidiaries has all licenses, registrations, approvals and other authority as may be necessary to enable it to own and operate its business and perform all services and business that it has agreed to perform in any state, municipality or other jurisdiction, and the same are valid, binding and enforceable without any adverse limitations thereon, except where the failure to have any or all such licenses, registrations, approvals or other authority would not have a Material Adverse Effect.
Section 3.3.    Most Favored Lender Provision. No agreement with respect to any Indebtedness for borrowed money of Borrower or its Subsidiaries with an original maturity of five (5) years or less includes a Most Favored Lender Provision.
Section 3.4.    Accuracy of Information; Full Disclosure.
3.4.1    All financial statements furnished to Bank concerning the Borrower and its Subsidiaries in accordance with the terms of the Agreement have been prepared in accordance with GAAP and fairly present the financial condition of Borrower and such Subsidiaries as of the dates and for the periods covered, subject, in each case of any unaudited interim financial statements to normal year-end adjustments, and there has been no material adverse change in the financial condition or business of Borrower, its Subsidiaries or such other entities considered as a whole from the date of such statements to the date hereof; and
3.4.2    All financial statements and other documents furnished by Borrower to the Bank in connection with this Agreement do not and will not contain any untrue statement of material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading. As of the date of this Agreement, no Material Adverse Effect has occurred or is continuing to occur.
Section 3.5.    Pending Litigation or Proceedings. As of the date of this Agreement, there are no judgments outstanding or actions, suits or proceedings pending or, to Borrower’s knowledge, threatened against or affecting Borrower or any of its Subsidiaries, at law or in equity or before or by any federal, provincial, state, municipal or other governmental department, commission, board, bureau, court, agency or instrumentality, domestic or foreign, which, if adversely determined, could reasonably be expected to have a Material Adverse Effect.
Section 3.6.    Due Authorization; No Legal Restrictions. Borrower has the power and authority under the laws of the state of its organization, and under its organizational documents, to enter into and perform this Agreement, the Note, the other Credit Documents and other agreements and documents required hereunder and to which it is a party. The execution and delivery by Borrower of the Credit Documents to which it is a party, the consummation of the transactions contemplated by the Credit Documents and the fulfillment and compliance with the respective terms, conditions and provisions of the Credit Documents: (a) have been duly authorized by all requisite corporate action of Borrower and (b) will not conflict with or result in a breach of, or constitute a default (or might, upon the passage of time or the giving of notice or both, constitute a default) under, any of the terms, conditions or provisions of any statute, law, rule, regulation or ordinance applicable to Borrower or any Subsidiary of Borrower or Borrower’s incorporation documents or by-laws, or any material indenture, mortgage, loan or credit agreement or instrument to which Borrower or any Subsidiary of Borrower is a party or by which it may be bound or affected, or any judgment or order of any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, except in the case of clause (b) where such conflict, breach, default or violation would not have a Material Adverse Effect.
Section 3.7.    Enforceability. The Credit Documents have been duly executed by Borrower and delivered to Bank and constitute legal, valid and binding obligations of Borrower, enforceable in accordance with their terms.
Section 3.8.    Compliance with Laws, Agreements, Other Obligations, Orders or Governmental Regulations. Neither Borrower nor any of its Subsidiaries is in default of its respective formation documents or by-laws or other applicable organizational documents. Neither Borrower has nor any of its Subsidiaries have been declared in default of the performance or observance of any of its obligations, covenants or conditions contained in any material indenture or other agreement creating, evidencing or securing any Indebtedness or pursuant to which any such Indebtedness is issued. Neither Borrower is nor any of its Subsidiaries are in violation of or in default under any other agreement or instrument or any judgment, decree, order, statute, rule or governmental regulation, applicable to it or by which its properties may be bound or affected, except to the extent such violation or default is not reasonably likely to have a Material Adverse Effect.
Section 3.9.    Governmental Consents, No Violations of Laws or Agreements. No consent, approval or authorization of or designation, declaration or filing with any governmental authority on the part of Borrower or any Subsidiary of Borrower which has not already been obtained is required in connection with the execution, delivery or performance by Borrower of the Credit Documents or the consummation of the transactions contemplated thereby.
Section 3.10.    Taxes. Each of Borrower and its Subsidiaries has filed all material tax returns which it is required to file, if any, and has paid, or made provision for the payment of, all taxes which have or may have become due pursuant to such returns or pursuant to any assessment received by it. Such tax returns are complete and accurate in all material respects.
Section 3.11.    Addresses. As of the date of this Agreement, during the past twelve (12) months, Borrower has not been known by any names (including trade names) other than its current name and the chief executive office of Borrower has not been located at any addresses other than the address of Borrower identified in Section 9.9.
Section 3.12.    Current Compliance. Borrower is currently in compliance with all of the terms and conditions of the Credit Documents.
Section 3.13.    Reserved.
Section 3.14.    Intellectual Property. Each of Borrower and its Subsidiaries owns or possesses the right to use all of the material patents, trademarks, service marks, trade names, copyrights, licenses, franchises and permits and rights with respect to the foregoing necessary to own and operate its properties and to carry on its business as presently conducted and presently planned to be conducted without conflict with the rights of others, except for those conflicts that, individually or in the aggregate, would not have a Material Adverse Effect.
Section 3.15.    Business Interruptions. Except for natural disasters such as hurricanes and similar significant weather events, within five (5) years prior to the date hereof, neither the business nor operations of Borrower or any of its Subsidiaries have been materially and adversely affected in any way by any casualty, strike, lockout, combination of workers, order of the United States of America or any state or local government, or any political subdivision or agency thereof, directed against Borrower or any of its Subsidiaries. There are no pending or threatened labor disputes, strikes, lockouts or similar occurrences or grievances against the businesses being operated by Borrower or its Affiliates.
Section 3.16.    Accuracy of Representations and Warranties. No representation or warranty by Borrower contained herein or in any certificate or other document furnished by Borrower pursuant hereto or in connection herewith fails to contain any statement of material fact necessary to make such representation or warranty not misleading in light of the circumstances under which it was made. There is no fact which Borrower knows or should know and has not disclosed to Bank, which does or may materially and adversely affect Borrower or any of its Subsidiaries or any of Borrower’s or any of its Subsidiaries’ operations.
Section 3.17.    Reserved.
Section 3.18.    No Extension of Credit for Securities. Neither Borrower nor any of its Subsidiaries is now, nor at any time has it been engaged principally, or as one of its important activities, in the business of extending or arranging for the extension of credit, for the purpose of purchasing or carrying any “margin stock” or “margin securities” within the meaning of Regulations U, G, T or X of the Board of Governors of the Federal Reserve System; nor will the proceeds of the Term Loan be used by Borrower or any of its Subsidiaries directly or indirectly, for such purposes.
Section 3.19.    Hazardous Wastes, Substances and Petroleum Products.
3.19.1.    Each of Borrower and its Subsidiaries (i) have received all material permits and filed all material notifications required by the Environmental Control Statutes to carry on its respective business(es); and (ii) are in compliance with all Environmental Control Statutes, except where the failure to comply would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
3.19.2.    Neither Borrower nor any of its Subsidiaries has received written notice that it is potentially responsible for clean-up, remediation, costs of clean-up or remediation, fines or penalties with respect to any actual or imminently threatened Release of Hazardous Substances pursuant to any Environmental Control Statute, except as would not reasonably be expected to result in a Material Adverse Effect.
Section 3.20.    Foreign Assets Control Regulations. Neither the borrowing of the Term Loan by Borrower nor the use of the proceeds thereof by the Borrower or any of its Subsidiaries will violate foreign assets, trade or similar control regulations.
Section 3.21.    Investment Company Act. Neither Borrower nor any of its Subsidiaries is directly or indirectly controlled by or acting on behalf of any person which is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
ARTICLE 4
CONDITIONS
Section 4.1.    Disbursement of the Term Loan. The obligation of the Bank to make the Term Loan shall be subject to the Bank’s receipt of the following documents, each in form and substance satisfactory to the Bank:
4.1.1.    Delivery of Credit Documents. The Credit Documents shall have been properly executed, as applicable, and delivered to the Bank.
4.1.1.    Organizational and Authorization Documents. Certified copies of the organizational documents of Borrower and resolutions authorizing the execution, delivery and performance of the Credit Documents by Borrower.
4.1.2.    Certificates of Good Standing. Certificate of good standing issued by the Delaware Secretary of State for Borrower.
4.1.3.    Insurance. Certificates of insurance with respect to all of the Borrower’s fire, casualty, liability and other insurance covering its respective property and business required under Section 5.6 hereof.
4.1.4.    Beneficial Ownership. If the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, Bank shall have received, or had access to, at least three (3) Business Days prior to the Closing Date, a Beneficial Ownership Certification in relation to the Borrower.
4.1.5.    Other Documents. The execution and delivery by Borrower to Bank at Borrower’s sole cost and expense of any and all documents, agreements and corporate resolutions, as Bank shall reasonably request in connection with the execution and delivery of this Agreement, the Credit Documents or any other documents in connection herewith, each of which shall be in form and content reasonably acceptable to Bank.
4.1.6.    Searches. Uniform Commercial Code, tax, judgment, litigation and lien searches against Borrower in those offices and jurisdictions as the Bank shall reasonably request.
4.1.7.    Opinion. A legal opinion from Borrower’s counsel in form and substance satisfactory to Bank.
4.1.8.    Closing Certificate. A certificate, dated as of the Closing Date, signed by an authorized officer of the Borrower to the effect that (i) no Default or Event of Default hereunder has occurred and is continuing on such date or after giving effect to this Agreement and the other Credit Documents and the disbursement of the Term Loan occurring on such date and (ii) the representations and warranties of the Borrower contained in this Agreement and the other Credit Documents are true on and as of such date and after giving effect to this Agreement and the other Credit Documents and the disbursement of the Term Loan occurring on such date.
4.1.9.    Other Documents. Such additional documents as the Bank reasonably may request, including, but not limited to, the items set forth on the closing checklist delivered by Bank to Borrower.
4.1.10.    Upfront Fee; Expenses. The Borrower shall have paid to the Bank an up-front fee of Five Thousand and 00/100 Dollars ($5,000.00) and shall have paid, or reimbursed the Bank for, all fees, costs and expenses of closing the transactions contemplated hereunder and under the other Credit Documents, including the legal and other document preparation costs incurred by Bank.
Section 4.2.    Reserved.
Section 4.3.    Reserved.
ARTICLE 5
GENERAL COVENANTS
Borrower covenants and agrees that so long as the Term Loan or any Bank Indebtedness is outstanding, Borrower will perform and comply with, and cause each of its Subsidiaries to perform and comply with, the following covenants:
Section 5.1.    Payment of Principal, Interest and Other Amounts Due. Borrower will pay when due all Bank Indebtedness and all other amounts payable by it hereunder.
Section 5.2.    Merger; Consolidation. Neither Borrower nor any of its Subsidiaries will merge into or consolidate with any Person or permit any Person to merge into or consolidate with it unless (a) Borrower or such Subsidiary is the surviving entity or (b) the surviving Person after such merger or consolidation is a direct or indirect wholly-owned Subsidiary of Borrower; provided, that, with respect to clauses (a) and (b), in the event that Borrower is a constituent party to any such merger or consolidation, the Borrower shall be the surviving entity.
Section 5.3.    Taxes; Claims for Labor and Materials. Each of the Borrower and its Subsidiaries will pay or cause to be paid when due all taxes, assessments, governmental charges or levies imposed upon it or its income, profits, payroll or any property belonging to it, including without limitation all withholding taxes, and all claims for labor, materials and supplies which, if unpaid, might become a lien or charge upon any of its properties or assets; provided that Borrower and its Subsidiaries shall not be required to pay any such tax (other than real estate taxes which must be paid regardless of challenge), assessment, charge, levy or claim so long as (a) the validity thereof shall be contested in good faith by appropriate proceedings promptly initiated and diligently conducted by it, and neither execution nor foreclosure sale or similar proceedings shall have been commenced in respect thereof (or such proceedings shall have been stayed pending the disposition of such contest of validity), and it shall have set aside on its books adequate reserves with respect thereto or (b) the nonpayment thereof would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
Section 5.4.    Existence; Approvals; Qualification; Business Operations; Compliance with Laws; Notification.
5.4.1.    Each of the Borrower and its Subsidiaries (i) will obtain, preserve and keep in full force and effect (A) its separate existence except as otherwise permitted by Section 5.2 and (B) all rights, licenses, registrations and franchises necessary to the proper conduct of its business or affairs, the absence of which could result in a Material Adverse Effect; (ii) will qualify and remain qualified as a foreign corporation, limited liability company, partnership or other entity in each jurisdiction in which the character or location of the properties owned by it or the business transacted by it requires such qualification; (iii) will not change the nature of its present business substantially as presently conducted; and (iv) will comply with the requirements of all applicable laws and all rules, regulations (including environmental regulations) and orders of regulatory agencies and authorities having jurisdiction over it, except, in the cases of clauses (ii) and (iv), where the lack of such qualification or compliance would not, individually or in the aggregate, have a Material Adverse Effect.
5.4.2.    With respect to any Environmental Control Statute, Borrower will promptly notify Bank when, in connection with the conduct of the Borrower’s or any of its Subsidiaries’ business or operations, any Person (including, without limitation, any United States federal, state or local agency) provides oral or written notification to Borrower or any Subsidiary of Borrower, or Borrower or any Subsidiary of Borrower otherwise becomes aware, of a condition with regard to an actual or imminently threatened Release of Hazardous Substances which could reasonably be expected to have a Material Adverse Effect; and notify Bank in detail promptly upon the receipt by Borrower or any of its Subsidiaries of an assertion of liability under the Environmental Control Statutes, of any actual or alleged failure to comply with, failure to perform, breach, violation or default under (with or without the passage of time) any such statutes or regulations which could reasonably be expected to have a Material Adverse Effect.
Section 5.5.    Maintenance of Properties. Each of Borrower and its Subsidiaries will maintain, preserve, protect and keep or cause to be maintained, preserved, protected and kept its real and tangible personal property used or useful in the conduct of its business in good working order and condition, reasonable wear and tear excepted, and will pay and discharge when due the cost of repairs to and maintenance of the same; provided that this Section 5.5 shall not prevent the Borrower or any Subsidiary from discontinuing the operation and the maintenance of any of its properties if such discontinuance is desirable in the conduct of its business and the Borrower has concluded that such discontinuance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
Section 5.6.    Insurance. Each of Borrower and its Subsidiaries will maintain insurance with commercially acceptable insurance companies as is customary for similarly situated businesses.
Section 5.7.    Inspections; Examinations.
5.7.1.    To the extent permitted by applicable law, Borrower authorizes all federal, state and municipal authorities to furnish to Bank copies of reports or examinations relating to Borrower or any of its Subsidiaries, whether made by Borrower or otherwise.
5.7.2.    The officers of Bank, or such Persons as any of them may reasonably designate, may visit and inspect any of the properties of Borrower and any of its Subsidiaries, examine (either by Bank’s employees or by independent accountants) the books of account of Borrower and any of its Subsidiaries, and discuss the affairs, finances and accounts of Borrower and any of its Subsidiaries with their officers at such times as Bank may reasonably request; provided, however, so long as no Event of Default or Default then exists, Bank shall provide Borrower with twenty four (24) hours prior notice thereof.
Section 5.8.    Reserved.
Section 5.9.    Change in Control / Change to Organizational Documents. Borrower shall not permit a Change in Control of its ownership or make any amendment to its organizational documents that would have a Material Adverse Effect without the prior written consent of Bank; provided, however, that Bank shall not unreasonably withhold its consent. As used herein, “Change in Control” means any Person or group of Persons within the meaning of § 13(d)(3) of the Securities Exchange Act of 1934, as amended, becoming the beneficial owner, directly or indirectly, of 50% or more of the outstanding equity interests of Borrower.
Section 5.10.    Transactions with Affiliates. Neither Borrower nor any of its Subsidiaries will enter into any material transaction or material group of related transactions (including without limitation the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any Affiliate (other than the Borrower or a Subsidiary of the Borrower), except pursuant to the reasonable requirements of the Borrower’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than would be obtainable in a comparable arm’s-length transaction with a Person not an Affiliate; provided that the foregoing restriction shall not apply to the payment or grant of reasonable compensation, benefits and indemnities to any director or officer of the Borrower or any of its Subsidiaries. Notwithstanding the foregoing, nothing in this Section 5.10 shall restrict transactions with any Affiliate that have been approved by or are entered into pursuant to any orders or decisions of any governmental authority having jurisdiction over the Borrower or the applicable Subsidiary.
Section 5.11.    Name or Address Change. Borrower shall not change its name or address except upon thirty (30) days prior written notice to Bank and delivery to Bank of any items reasonably requested by Bank to access to Borrower’s books and records.
Section 5.12.    Notices. Borrower will promptly notify Bank of (a) the occurrence of any Event of Default, (b) the occurrence of a Default, (c) the failure of Borrower to observe any of its undertakings under the Credit Documents, or (d) any Material Adverse Effect. Any notice given pursuant to this section shall not cure or otherwise affect any Event of Default.
Section 5.13.    Additional Documents and Future Actions. Borrower will, at its sole cost, take such actions and provide Bank from time to time with such agreements, documents or information as the Bank may in its reasonable discretion deem necessary or advisable to carry out the terms of the Credit Documents.
Section 5.14.    Restrictions on Use of Proceeds. Neither Borrower nor any of its Subsidiaries will carry or purchase with the proceeds of the Term Loan any “margin stock” or “margin security” within the meaning of Regulations U, G, T or X of the Board of Governors of the Federal Reserve System.
Section 5.15.    Reserved.
ARTICLE 6
FINANCIAL COVENANT
Except as otherwise consented in writing in advance by Bank, Borrower and its Subsidiaries will comply with the following covenant, which, unless otherwise specified, shall be tested using amounts that have been determined in accordance with GAAP:
Section 6.1.    Funded Debt / Total Capitalization. The Borrower will maintain at all times a ratio of Funded Debt of the Borrower and its consolidated Subsidiaries to the sum of Funded Debt of the Borrower and its consolidated Subsidiaries plus stockholder’s equity of the Borrower and its consolidated Subsidiaries of not more than sixty five percent (65%) (the “Funded Debt to Total Capitalization”), to be tested at the end of each fiscal quarter.
ARTICLE 7
ACCOUNTING RECORDS, REPORTS AND FINANCIAL STATEMENTS
Borrower will maintain books of record and account in which full, correct and current entries in accordance with GAAP will be made of all of its dealings, business and affairs of Borrower and its Subsidiaries and will deliver to Bank the following:
Section 7.1.    10K and Covenant Compliance Certificate. Within fifteen (15) days of filing, the Form 10K of Borrower filed with the Securities and Exchange Commission. Together with the delivery of each Form 10K, Borrower shall provide to Bank a compliance certificate in the form attached hereto as Exhibit B, including a certificate of Borrower’s chief financial officer that no Event of Default or Default then exists or if an Event of Default or Default exists, the nature and duration thereof and Borrower’s intention with respect thereto.
Section 7.2.    10Q and Covenant Compliance Certificate. Within fifteen (15) days of filing, the Form 10Q of Borrower filed with the Securities and Exchange Commission. Together with the delivery of each Form 10Q, Borrower shall provide to Bank a compliance certificate in the form attached hereto as Exhibit B, including a certificate of Borrower’s chief financial officer that no Event of Default or Default then exists or if an Event of Default or Default exists, the nature and duration thereof and Borrower’s intention with respect thereto.
Section 7.3.    Requested Information. With reasonable promptness, all such other data and information in respect of the condition, operation and affairs of Borrower and its Subsidiaries as Bank may reasonably request from time to time.
ARTICLE 8
DEFAULT
Section 8.1.    Events of Default. Each of the following events shall be an Event of Default hereunder:
8.1.1.    If Borrower shall fail to pay (i) as and when due any amount of principal hereunder or on the Note, or (ii) any interest, fees, costs, expenses or any other sum payable to the Bank hereunder or otherwise, whether on demand, at the stated maturity or due date thereof, or by reason of any requirement for prepayment thereof, by acceleration or otherwise, within five (5) days of the date when due;
8.1.1.    The failure of Borrower to observe the covenants set forth in Article 6 hereof.
8.1.2.    The failure of Borrower to duly perform or observe any obligation, covenant or agreement on its or their part contained herein or in any other Credit Document not otherwise specifically constituting an Event of Default under this Section 8.1 and the continuance of such failure for a period of thirty (30) days after the notice from Bank to Borrower, provided that, in the event such failure is incapable of remedy or consists of a default of the financial covenant in Article 6, Borrower shall not be entitled to any notice or grace hereunder;
8.1.3.    A breach, default or event of default shall occur at any time under the terms of the Existing Credit Agreement, and such breach, default or event of default either (i) consists of the failure to pay (beyond any period of grace permitted with respect thereto, whether waived or not) any indebtedness under or in connection with the Existing Credit Agreement when due (whether at stated maturity, by acceleration or otherwise) or (ii) causes, or permits the holder or holders of such indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice if required, such indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such indebtedness to be made, prior to its stated maturity;
8.1.4.    The adjudication of Borrower as a “debtor” or insolvent, or the entry of an order for relief against Borrower or the entry of an order appointing a receiver or trustee for Borrower of any of its property or approving a petition seeking reorganization or other similar relief under the bankruptcy or other similar laws of the United States or any state or any other competent jurisdiction;
8.1.5.    A proceeding under any bankruptcy, reorganization, arrangement of debt, insolvency, readjustment of debt or receivership law is filed by or (unless dismissed within 90 days) against Borrower or Borrower makes an assignment for the benefit of creditors, or Borrower takes any action to authorize any of the foregoing;
8.1.6.    The suspension of the operation of Borrower’s present business, or Borrower becoming unable to meet its debts as they mature, or the admission in writing by Borrower to such effect, or Borrower calling any meeting of all or any material portion of its creditors for the purpose of debt restructure;
8.1.7.    All or any part of the assets of Borrower that are material to the operation of Borrower’s business are attached, seized, subjected to a writ or distress warrant, or levied upon, or come within the possession or control of any receiver, trustee, custodian or assignee for the benefit of creditors, or any other assets of Borrower are attached, seized, subject to a writ or distress warrant, or levied upon, or come within the possession or control of any receiver, trustee, custodian or assignee for the benefit of creditors and any such action is not, within thirty (30) days after such action is instituted, discharged or stayed pending appeal, or shall not have been discharged within twenty (20) days after the expiration of any such stay;
8.1.8.    The entry of final judgment(s) for the payment of money aggregating in excess of $15,000,000 against Borrower which, within twenty (20) days after such entry, shall not have been discharged or execution thereof stayed pending appeal or shall not have been discharged, insured or bonded within five (5) days after the expiration of any such stay;
8.1.9.    Any representation or warranty of Borrower in any of the Credit Documents is discovered to be untrue in any material respect or any statement, certificate or data furnished by Borrower pursuant hereto is discovered to be untrue in any material respect as of the date as of which the facts therein set forth are stated or certified;
8.1.10.    A Material Adverse Effect occurs in Borrower’s operations or to the financial condition of Borrower;
8.1.11.    Borrower voluntarily or involuntarily dissolves or is dissolved, terminates or is terminated;
8.1.12.    Borrower is enjoined, restrained, or in any way prevented by the order of any court or any administrative or regulatory agency, the effect of which order restricts Borrower from conducting all or any material part of its business;
8.1.13.    Any material uninsured damage to, or loss, theft, or destruction of, any of Borrower’s property that has a Material Adverse Effect;
8.1.14.    The loss, suspension, revocation or failure to renew any license or permit now held or hereafter acquired by Borrower, which loss, suspension, revocation or failure to renew has a Material Adverse Effect;
8.1.15.    The validity or enforceability of this Agreement or any of the Credit Documents is contested by Borrower.
Section 8.2.    Remedies Generally. Upon the happening of any Event of Default and at any time during the continuance thereof and by notice by Bank to Borrower (except if an Event of Default described in Subsection 8.1.5 or 8.1.6 shall occur in which case acceleration shall occur automatically without notice), the Bank may declare the entire unpaid balance, principal, interest and fees of all Bank Indebtedness, hereunder or otherwise, to be immediately due and payable. In addition, the Bank may increase the interest rate on the Term Loan to the applicable Default Rate set forth herein, without notice; and the Bank shall have all the rights and remedies granted by any applicable law, all of which shall be cumulative in nature.
Section 8.3.    Set-Off. At any time and from time to time following the occurrence and during the continuance of a Default or an Event of Default, Bank may without notice or demand, set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by Bank to or for the credit of Borrower against any or all of the Bank Indebtedness and the Borrower’s obligations under the Credit Documents.
ARTICLE 9
MISCELLANEOUS
Section 9.1.    Indemnification and Release Provisions; Costs and Expenses. Except to the extent of the gross negligence or willful misconduct on the part of the specific party indemnified hereunder as determined by a court of competent jurisdiction in a final and nonappealable judgment, Borrower hereby indemnifies and agrees to protect, defend and hold harmless Bank and its Affiliates, directors, officers, officials, agents, employees and counsel and their respective heirs, administrators, executors, successors and assigns (each, “Indemnified Person”), from and against, any and all losses, liabilities (including without limitation settlement costs and amounts, transfer taxes, documentary taxes, or assessments or charges made by any governmental authority), claims, damages, interest, judgments, costs, or expenses, including without limitation reasonable fees and disbursements of counsel, incurred by any Indemnified Person or asserted against any Indemnified Person by any Person (including Borrower or any Subsidiary of Borrower) arising out of or in connection with or by reason of this Agreement, the Term Loan or any other Credit Document, including without limitation, any and all losses, liabilities, claims, damages, interests, judgments, costs or expenses relating to or arising under any Environmental Control Statute or the application of any such Statute to Borrower’s or any Affiliate’s properties or assets. Borrower hereby releases Bank and its respective Affiliates, directors, officers, agents, employees and counsel from any and all claims for loss, damages, costs or expenses caused or alleged to be caused by any act or omission on the part of any of them, except to the extent caused by the gross negligence or willful misconduct of any party to be released hereunder as determined by a court of competent jurisdiction in a final and nonappealable judgment. All obligations provided for in this Section 9.1 shall survive any termination of this Agreement or the Term Loan and the repayment of the Term Loan.
Section 9.2.    Certain Fees, Costs, Expenses and Expenditures. Borrower agrees to pay on demand all reasonable costs and expenses of Bank related to the Term Loan, including without limitation:
9.2.1.    all reasonable costs and expenses to third parties in connection with the preparation, review, negotiation, execution and delivery of the Credit Documents, and the other documents to be delivered in connection therewith, or any amendments, extensions and increases to any of the foregoing (including, without limitation, reasonable attorney’s fees and expenses), and following an Event of Default, the cost of periodic lien searches and tax clearance certificates, as Bank deems advisable; and
9.2.2.    all losses, reasonable costs and reasonable expenses in connection with the enforcement, protection and preservation of the Bank’s rights or remedies under the Credit Documents, or any other agreement relating to any Bank Indebtedness, or in connection with legal advice relating to the rights or responsibilities of Bank (including without limitation court costs, reasonable attorneys’ fees and reasonable expenses of accountants and appraisers).
In the event Borrower shall fail to pay taxes, insurance, assessments, costs or expenses which it is required to pay hereunder, or otherwise breaches any obligations under the Credit Documents, Bank in its discretion, may (but shall not be obligated to) make expenditures for such purposes and the amount so expended (including reasonable attorney’s fees and expenses, filing fees and other charges) shall be payable by Borrower on demand and shall constitute part of the Bank Indebtedness.
With respect to any amount required to be paid by Borrower under this Section 9.2, in the event Borrower fail to pay such amount within five (5) days of demand, Borrower shall also pay to Bank interest thereon at the Default Rate. Borrower’s obligations under this Section 9.2 shall survive termination of this Agreement.
Section 9.3.    Participations and Assignments. Borrower hereby acknowledges and agrees that the Bank may at any time:
9.3.1.    at Bank’s sole cost and expense, grant participations in all or any portion of the Term Loan or the Note or of its right, title and interest therein or in or to this Agreement to any other lending office or to any other bank, lending institution or other entity; and
9.3.1.     assign all or any portion of its rights under the Term Loan; and
9.3.2.    pledge or assign its interest in the Term Loan, the Note or any participation interest to any Federal Reserve Bank in accordance with applicable law.
Section 9.4.    Binding and Governing Law. This Agreement, the other Credit Documents and all documents executed hereunder shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns (provided that the Borrower may not assign or otherwise transfer any of its rights or obligations under this Agreement or the other Credit Documents without the prior written consent of Bank) and shall be governed as to their validity, interpretation and effect by the laws of the State of New York.
Section 9.5.    Survival. All agreements, representations, warranties and covenants of Borrower contained herein or in any documentation required hereunder shall survive the execution of this Agreement and the making of the Term Loan hereunder and except for Section 9.1, which provides otherwise, will continue in full force and effect as long as any indebtedness or other obligation of Borrower to the Bank remains outstanding.
Section 9.6.    No Waiver; Delay. If the Bank shall waive any power, right or remedy arising hereunder or under any applicable law, such waiver shall not be deemed to be a waiver of the later occurrence or recurrence of any of said events. No delay by the Bank in the exercise of any power, right or remedy shall, under any circumstances, constitute or be deemed to be a waiver, express or implied, of the same and no course of dealing between the parties hereto shall constitute a waiver of the Bank’s powers, rights or remedies. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.
Section 9.7.    Modification; Waiver. Except as otherwise provided in this Agreement, no modification or amendment hereof, or waiver or consent hereunder, shall be effective unless made in a writing signed by appropriate officers of the parties hereto. Whenever any consent, approval or waiver is requested hereunder, the determination to grant such request shall be in the Bank’s sole discretion (unless otherwise indicated).
Section 9.8.    Headings. The various headings in this Agreement are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement or any provision hereof.
Section 9.9.    Notices. Any notice, request, consent or other communication made, given or required hereunder or in connection herewith shall be deemed satisfactorily given if in writing (including facsimile transmissions) and delivered by hand, mail (registered or certified mail) or overnight courier to the parties at their respective addresses or facsimile number set forth below or such other addresses or facsimile numbers as may be given by any party to the others in writing:
To Borrower:

Chesapeake Utilities Corporation
909 Silver Lake Boulevard
Dover, Delaware 19904
Attention: Beth W. Cooper, Chief Financial Officer
Facsimile No.: 302-734-6750
Telephone No.: 302-734-6022

With a copy to:

Baker & Hostetler LLP
Key Tower
127 Public Square, Suite 2000
Cleveland, Ohio 44114-1214
Attention: Phillip M. Callesen and Matthew G. Oliver
Facsimile No.: 216-696-0740

To Bank:

Branch Banking and Trust Company
8200 Greensboro Dr. Suite 1000
McLean, VA 22102
Attention: Matt Davis, Senior Vice President
Facsimile No.: 888-707-3035
Telephone No.: 703-269-1653

Section 9.10.    Payment on Non-Business Days. Whenever any payment to be made hereunder shall be stated to be due on a day other than a Business Day, such payment may be made on the next succeeding Business Day, provided however that such extension of time shall be included in the computation of interest due in conjunction with such payment or other fees due hereunder, as the case may be.
Section 9.11.    Time of Day. Except as expressly provided otherwise herein, all time of day restrictions imposed herein shall be calculated using the local time in Wilmington, Delaware.
Section 9.12.    Severability. If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.
Section 9.13.    Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all the signatures on such counterparts appeared on one document, and each such counterpart shall be deemed to be an original.
Section 9.14.    Consent to Jurisdiction and Service of Process. Borrower hereby consents to the exclusive jurisdiction of any courts of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and of any appellate court from any thereof, and irrevocably agrees that, subject to the Bank’s election, all actions or proceedings relating to the Credit Documents or the transactions contemplated hereunder shall be litigated in such courts, and Borrower waives any objection which it may have based on lack of personal jurisdiction, improper venue or forum non conveniens to the conduct of any proceeding in any such court. Nothing contained in this Section 9.14 shall affect the right of Bank to serve legal process in any other manner permitted by law or affect the right of Bank to bring any action or proceeding against Borrower or its property in the courts of any other jurisdiction.
Section 9.15.    WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVES ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE NOTE OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF BANK. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE BANK ENTERING INTO THIS AGREEMENT.
Section 9.16.    ADDITIONAL WAIVERS; LIMITATIONS.
9.16.1.    IN CONNECTION WITH ANY PROCEEDINGS UNDER THE CREDIT DOCUMENTS, INCLUDING WITHOUT LIMITATION ANY ACTION BY BANK IN REPLEVIN, FORECLOSURE OR OTHER COURT PROCESS OR IN CONNECTION WITH ANY OTHER ACTION RELATED TO THE CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREUNDER, BORROWER WAIVES:
(a)    ALL PROCEDURAL ERRORS, DEFECTS AND IMPERFECTIONS IN SUCH PROCEEDINGS;
(b)    ALL BENEFITS UNDER ANY PRESENT OR FUTURE LAWS EXEMPTING ANY PROPERTY, REAL OR PERSONAL, OR ANY PART OF ANY PROCEEDS THEREOF FROM ATTACHMENT, LEVY OR SALE UNDER EXECUTION, OR PROVIDING FOR ANY STAY OF EXECUTION TO BE ISSUED ON ANY JUDGMENT RECOVERED UNDER ANY OF THE CREDIT DOCUMENTS OR IN ANY REPLEVIN OR FORECLOSURE PROCEEDING, OR OTHERWISE PROVIDING FOR ANY VALUATION, APPRAISAL OR EXEMPTION;
(c)    PRESENTMENT FOR PAYMENT, DEMAND, NOTICE OF DEMAND, NOTICE OF NON-PAYMENT, PROTEST AND NOTICE OF PROTEST OF ANY OF THE CREDIT DOCUMENTS, INCLUDING THE NOTE; AND
(d)    ALL RIGHTS TO CLAIM OR RECOVER REASONABLE ATTORNEY’S FEES AND COSTS IN THE EVENT THAT BORROWER IS SUCCESSFUL IN ANY ACTION TO REMOVE OR SUSPEND A JUDGMENT ENTERED BY CONFESSION.
9.16.2.    FORBEARANCE. BANK MAY RELEASE, COMPROMISE, FORBEAR WITH RESPECT TO, WAIVE, SUSPEND, EXTEND OR RENEW ANY OF THE TERMS OF THE CREDIT DOCUMENTS, WITHOUT NOTICE TO BORROWER.
9.16.3.    LIMITATION ON LIABILITY. BORROWER SHALL BE RESPONSIBLE FOR AND BANK IS HEREBY RELEASED FROM ANY CLAIM OR LIABILITY IN CONNECTION WITH:
(a)    SAFEKEEPING ANY PROPERTY (EXCEPT FOR PROPERTY IN BANK’S POSSESSION);
(b)    ANY LOSS OR DAMAGE TO ANY PROPERTY (EXCEPT FOR PROPERTY IN BANK’S POSSESSION);
(c)    ANY DIMINUTION IN VALUE OF THE PROPERTY; OR
(d)    ANY ACT OR DEFAULT OF ANOTHER PERSON.
BANK SHALL ONLY BE LIABLE FOR ANY ACT OR OMISSION ON ITS PART CONSTITUTING GROSS NEGLIGENCE OR WILLFUL MISCONDUCT AS DETERMINED BY A COURT OF COMPETENT JURISDICTION IN A FINAL AND NONAPPEALABLE JUDGMENT. IN THE EVENT BORROWER BRINGS SUIT AGAINST BANK IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREUNDER AND BANK IS FOUND NOT TO BE LIABLE, BORROWER WILL INDEMNIFY AND HOLD BANK HARMLESS FROM ALL COSTS AND EXPENSES, INCLUDING REASONABLE ATTORNEY FEES AND COSTS, INCURRED BY BANK IN CONNECTION WITH SUCH SUIT. THIS AGREEMENT IS NOT INTENDED TO OBLIGATE BANK TO INCUR EXPENSES OR PERFORM ANY OBLIGATION OR DUTY OF BORROWER.
Section 9.17.    ACKNOWLEDGMENTS. BORROWER ACKNOWLEDGES THAT IT HAS HAD THE ASSISTANCE OF COUNSEL IN THE REVIEW AND EXECUTION OF THIS AGREEMENT AND, SPECIFICALLY, SECTION 9.16 HEREOF, AND FURTHER ACKNOWLEDGES THAT THE MEANING AND EFFECT OF THE FOREGOING WAIVER OF JURY TRIAL AND ADDITIONAL WAIVERS HAVE BEEN FULLY EXPLAINED TO BORROWER BY SUCH COUNSEL.
Section 9.18.    U.S. Patriot Act/OFAC Notice. To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each Person who establishes a formal relationship with such institution. Therefore, when Borrower enters into this business relationship with Bank, Bank will ask Borrower or its officers or owners their name, address, date of birth (for individuals) and other pertinent information that will allow Bank to identify Borrower. Bank may also ask to see Borrower’s organizational documents or other identifying information.
[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the undersigned, by their duly authorized officers, have executed and delivered this Term Loan Credit Agreement under seal the day and year first above written.
BORROWER:

ATTEST:                CHESAPEAKE UTILITIES CORPORATION
a Delaware corporation

Thomas E. Mahn            By: Beth W. Cooper
Name: Thomas E. Mahn        Name: Beth W. Cooper

Title: Treasurer and Vice President	Title: Senior Vice President and Chief Financial
Officer

[Signature page 1 of 2 to Term Loan Credit Agreement]

BANK:

ATTEST:                BRANCH BANKING AND TRUST COMPANY

By:
Name:                    Name:
Title:                    Title:

[Signature page 2 of 2 to Term Loan Credit Agreement]

EXHIBIT A
STANDARD LIBOR LANGUAGE

1.	Definitions.

a.	“Applicable Margin” means seventy five (75) basis points (0.75%).

b.	“Business Day” means:
(1)    any day which is neither a Saturday or Sunday nor a legal holiday on which commercial banks are authorized or required to be closed in Winston-Salem, North Carolina;
(2)    when such term is used to describe a day on which a borrowing, payment, prepaying, or repaying is to be made in respect of any LIBOR Rate Loan, any day which is: (i) neither a Saturday or Sunday nor a legal holiday on which commercial banks are authorized or required to be closed in New York City; and (ii) a London Banking Day; and
(3)    when such term is used to describe a day on which an interest rate determination is to be made in respect of any LIBOR Rate Loan, any day which is a London Banking Day.
c.    “Hedging Contracts” means interest rate swap agreements, interest rate cap agreements and interest rate collar agreements, or any other agreements or arrangements entered into between the Borrower and the Bank and designed to protect the Borrower against fluctuations in interest rates or currency exchange rates.

d.    “Hedging Obligations” means, with respect to the Borrower, all liabilities of the Borrower to the Bank under Hedging Contracts.

e.    “Interest Payment Date” means the last Business Day of each LIBOR Interest Period.

f.    “LIBOR Interest Period” is a period of one month, which period shall commence on the first day of each month (provided that the initial LIBOR Interest Period shall commence on the Closing Date) and ending on the date that is immediately prior to the numerically corresponding day of each month thereafter, subject to the terms of this Agreement and shall be determined by Lender in accordance with this Agreement and Lender’s loan systems and procedures periodically in effect, including, without limitation, in accordance with the following terms and conditions, as applicable:

(1)    Any LIBOR Interest Period which would otherwise end on a day which is not a Business Day shall end on the next following Business Day unless such day falls in the next calendar month, in which case such LIBOR Interest Period shall end on the first preceding Business Day; and

(2)    Any LIBOR Interest Period which begins on a day for which there is no numerically corresponding day in a subsequent month shall end on the last Business Day of each subsequent month.

g.    “LIBOR Rate” means a rate of interest per annum equal to the sum obtained (rounded upwards, if necessary, to the next higher 1/100th of 1.0%) by adding (i) the One Month LIBOR plus (ii) the Applicable Margin per annum, which shall be adjusted monthly on the first day of each LIBOR Interest Period. The LIBOR Rate shall be adjusted for any change in the LIBOR Reserve Percentage so that Lender shall receive the same yield. The interest rate will in no instance exceed the maximum rate permitted by applicable law. Notwithstanding the foregoing, in no event shall the LIBOR Rate be less than the Applicable Margin.

h.    “LIBOR Rate Loan” means the Term Loan for the period(s) when the rate of interest applicable thereto is based upon the LIBOR Rate.

i.    “LIBOR Reserve Percentage” means, relative to any day of any LIBOR Interest Period, the maximum aggregate (without duplication) of the rates (expressed as a decimal fraction) of reserve requirements (including all basic, emergency, supplemental, marginal and other reserves and taking into account any transitional adjustments or other scheduled changes in reserve requirements) under any regulations of the Board of Governors of the Federal Reserve System (the “Board”) or other governmental authority having jurisdiction with respect thereto as issued from time to time and then applicable to assets or liabilities consisting of “Eurocurrency Liabilities”, as currently defined in Regulation D of the Board, having a term approximately equal or comparable to such LIBOR Interest Period.

j.    “London Banking Day” means a day on which dealings in US dollar deposits are transacted in the London interbank market.

k.    “One Month LIBOR” means the average quoted by Bloomberg Finance L.P., or any quoting service or commonly available source utilized by the Lender, on the determination date for deposits in U. S. Dollars offered in the London interbank market for one month determined at approximately 11:00 am London time two (2) Business Days prior to the commencement of the applicable LIBOR Interest Period; provided that if the above method for determining one month LIBOR shall not be available, the rate quoted in The Wall Street Journal, or a rate determined by a substitute method of determination agreed on by Borrower and Bank; and provided further that if One Month LIBOR determined as provided above would be less than zero percent (0%) then One Month LIBOR shall be deemed to be zero percent (0%).

l.    “Prime Rate” means the annual interest rate publicly announced by Bank from time to time as its prime rate. The Prime Rate is determined from time to time by Bank as a means of pricing some loans to its borrowers. The Prime Rate is not tied to any external rate of interest or index, and does not necessarily reflect the lowest rate of interest actually charged by Bank to any particular class or category of customers. If and when the Prime Rate changes, the rate of interest with respect to any amounts hereunder to which the Prime Rate applies will change automatically without notice to Borrower, effective on the date of any such change.

m.    “Prime Rate Loan” means the Term Loan for the period(s) when the rate of interest applicable to such Loan is calculated by reference to the Prime Rate.

n.    “Prime Rate Margin” means zero (0) basis points (0.00%) per annum.

2.	Reserved.

3.	Repayment, Prepayments and Interest.

a.    Reserved.

b.    Interest Provisions. Interest on the outstanding principal amount of the Term Loan, when classified as a: (i) LIBOR Rate Loan, shall accrue during each LIBOR Interest Period at a rate per annum equal to the sum of the LIBOR Rate for such LIBOR Interest Period, and be due and payable on each Interest Payment Date and on the Maturity Date, and (ii) Prime Rate Loan, shall accrue at a rate per annum equal to the sum of the Prime Rate plus the Prime Rate Margin, and be due and payable on each Interest Payment Date and on the Maturity Date. The Bank shall determine each interest rate applicable to the Term Loan in accordance with the terms of this Agreement, and its determination thereof shall be conclusive in the absence of manifest error.

c.    Voluntary Prepayment of LIBOR Rate Loans. A LIBOR Rate Loan may be prepaid upon the terms and conditions set forth herein. For a LIBOR Rate Loan in connection with which the Borrower has or may incur Hedging Obligations, additional obligations may be associated with prepayment, in accordance with the terms and conditions of the applicable Hedging Contracts. The Borrower shall give the Bank, no later than 10:00 a.m., New York City time, at least four (4) Business Days notice of any proposed prepayment of a LIBOR Rate Loan, specifying the proposed date of payment of such LIBOR Rate Loan, and the principal amount to be paid. Each partial prepayment of the principal amount of a LIBOR Rate Loan shall be in an integral multiple of $10,000 and accompanied by the payment of all charges outstanding on such LIBOR Rate Loan (including the LIBOR Breakage Fee) and of all accrued interest on the principal repaid to the date of payment.

d.    LIBOR Breakage Fees. Upon any prepayment of a LIBOR Rate Loan on any day that is not the last day of the relevant LIBOR Interest Period (regardless of the source of such prepayment and whether voluntary, by acceleration or otherwise), the Borrower shall pay an amount (“LIBOR Breakage Fee”), as calculated by the Bank, equal to the amount of any losses, expenses and liabilities (including without limitation any loss of margin and anticipated profits) that Bank may sustain as a result of such payment. The Borrower understands, agrees and acknowledges that: (i) the Bank does not have any obligation to purchase, sell and/or match funds in connection with the use of One Month LIBOR as a basis for calculating the rate of interest on a LIBOR Rate Loan, (ii) One Month LIBOR may be used merely as a reference in determining such rate, and (iii) the Borrower has accepted One Month LIBOR as a reasonable and fair basis for calculating the LIBOR Breakage Fee and other funding losses incurred by the Bank. Borrower further agrees to pay the LIBOR Breakage Fee and other funding losses, if any, whether or not the Bank elects to purchase, sell and/or match funds.

4.	Miscellaneous LIBOR Rate Loan Terms.

a.    LIBOR Rate Lending Unlawful. If the Bank shall determine (which determination shall, upon notice thereof to the Borrower, be conclusive and binding on the Borrower) that the introduction of or any change in or in the interpretation of any law, rule, regulation or guideline, (whether or not having the force of law) makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for the Bank to make, continue or maintain the Term Loan as a LIBOR Rate Loan, the obligations of the Bank to make, continue or maintain the Term Loan as a LIBOR Rate Loan shall, upon such determination, forthwith be suspended until the Bank shall notify the Borrower that the circumstances causing such suspension no longer exist, and all the Term Loan shall automatically convert into a Prime Rate Loan at the end of the then current LIBOR Interest Period or sooner, if required by such law or assertion.

b.    Unavailability of LIBOR Rate. In the event that the Bank, in its sole discretion, shall have determined that U.S. dollar deposits in the relevant amount and for any LIBOR Interest Period are not available to the Bank in the London interbank market; or by reason of circumstances affecting the Bank in the London interbank market, adequate and reasonable means do not exist for ascertaining One Month LIBOR applicable to the relevant LIBOR Interest Period; or One Month LIBOR no longer adequately and fairly reflects the Bank’s cost of funding loans; upon notice from the Bank to the Borrower, the obligations of the Bank hereunder and under this Agreement to make or continue the Term Loan as a LIBOR Rate Loan shall forthwith be suspended until the Bank shall notify the Borrower that the circumstances causing such suspension no longer exist, and the Term Loan shall automatically convert into a Prime Rate Loan at the end of the then current LIBOR Interest Period or sooner, if required by such law or assertion.

c.    Increased Costs. If, on or after the date hereof, the adoption of any applicable law, rule or regulation or guideline (whether or not having the force of law), or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Bank with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency: (a) shall impose, modify or deem applicable any reserve, special deposit or similar requirement (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System of the United States) against assets of, deposits with or for the account of, or credit extended by, the Bank or shall impose on the Bank or on the London interbank market any other condition affecting loans based on One Month LIBOR or its obligation to make loans based on One Month LIBOR; or (b) shall impose on the Bank any other condition affecting its loans based on One Month LIBOR or its obligation to make or maintain loans based on One Month LIBOR (a “Change in Law”), and the result of any of the foregoing is to increase the cost to the Bank of making or maintaining the Term Loan as a LIBOR Rate Loan hereunder, or to reduce the amount of any sum received or receivable by the Bank under this Agreement with respect thereto, by an amount deemed by the Bank to be material, then, the Borrower shall pay to the Bank, in accordance with terms herein, such additional amount or amounts as will compensate the Bank for such increased cost or reduction.

d.    Increased Capital Costs. If any change in, or the introduction, adoption, effectiveness, interpretation, reinterpretation or phase-in of, any law or regulation, directive, guideline, decision or request (whether or not having the force of law) of any court, central bank, regulator or other governmental authority affects or would affect the amount of capital required to be maintained by the Bank, or person controlling the Bank (a “Change in Capital Law”), and the Bank determines that the rate of return on its or such controlling person’s capital as a consequence of its commitments hereunder or the loans made by the Bank under this Agreement is reduced to a level below that which the Bank or such controlling person could have achieved but for the occurrence of such Change in Capital Law, then, in any such case upon notice from time to time by the Bank to the Borrower, the Borrower shall promptly pay directly to the Bank additional amounts sufficient to compensate the Bank or such controlling person for such reduction in rate of return.

e.    Procedures for Payment of Increased Costs.
(1)    A certificate of the Bank as to any additional amount or amounts (including calculations thereof in reasonable detail) to compensate the Bank, as specified in Section 4(c) or 4(d), shall be delivered to the Borrower and shall, in the absence of manifest error, be conclusive and binding on the Borrower. In determining such amount, the Bank may use any method of averaging and attribution that it (in good faith, but in its sole and absolute discretion) shall deem applicable. The Borrower shall pay the Bank the amount shown as due on any such certificate within fifteen (15) days after receipt thereof.
(2)    Failure or delay on the part of the Bank to demand compensation pursuant to the foregoing provisions of Section 4(c) or 4(d) shall not constitute a waiver of the Bank’s right to demand such compensation, provided that the Borrower shall not be required to compensate the Bank pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than three (3) months prior to the date that the Bank notifies the Borrower of the Change in Law or the Change in Capital Law giving rise to such increased costs or reductions and of the Bank’s intention to claim compensation therefor (except that, if the Change in Law or the Change in Capital Law giving rise to such increased costs or reductions is retroactive, then the three (3) month period referred to above shall be extended to include the period of retroactive effect thereof).
f.    Taxes. All payments by the Borrower of principal of, and interest on, the Term Loan and all other amounts payable under the Credit Documents shall be made free and clear of and without deduction for any present or future income, excise, stamp or franchise taxes and other taxes, fees, duties, withholdings or other charges of any nature whatsoever imposed by any taxing authority, but excluding franchise taxes and taxes imposed on or measured by the Bank’s net income or receipts (such non-excluded items being called “Taxes”). In the event that any withholding or deduction from any payment to be made by the Borrower hereunder is required in respect of any Taxes pursuant to any applicable law, rule or regulation, then the Borrower will:
(1)    pay directly to the relevant authority the full amount required to be so withheld or deducted;
(2)    promptly forward to the Bank an official receipt or other documentation satisfactory to the Bank evidencing such payment to such authority; and
(3)    pay to the Bank such additional amount or amounts as is necessary to ensure that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 4(f)) the net amount actually received by the Bank will equal the full amount the Bank would have received had no such withholding or deduction been required.
Moreover, if any Taxes are directly asserted against the Bank with respect to any payment received by the Bank hereunder, the Bank may pay such Taxes and the Borrower will promptly pay such additional amount (including any penalties, interest or expenses) as is necessary in order that the net amount received by the Bank after the payment of such Taxes (including any Taxes on such additional amount) shall equal the amount the Bank would have received had not such Taxes been asserted.
If the Borrower fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to the Bank the required receipts or other required documentary evidence, the Borrower shall indemnify the Bank for any incremental Taxes, interest or penalties that may become payable by the Bank as a result of any such failure.

EXHIBIT B
Compliance Certificate
(INSERT DATE)
Branch Banking and Trust Company
8200 Greensboro Dr. Suite 1000
McLean, VA 22102
Attention: Matt Davis, Senior Vice President
Facsimile No.: 888-707-3035
Telephone No.: 703-269-1653

I,                 , _____(Title)_____, do hereby certify on behalf of Chesapeake Utilities Corporation (“Borrower”) as of the quarter ended          (the “Report Date”), as follows:

1.)
Funded Debt to Total Capitalization. The Funded Debt to Total Capitalization (as defined in the Term Loan Credit Agreement) is ________________, which is in compliance with the required maximum Funded Debt to Total Capitalization of 65% for the test period end date of _____________________.

2.)
The representations and warranties of the Borrower contained in the Term Loan Credit Agreement and in the other Credit Documents (as defined in the Term Loan Credit Agreement) are true on and as of this date with the same effect as though such representations and warranties have been made on and as of the date hereof and the Borrower has performed and complied in all respects with all covenants and conditions thereof.

3.)	[No event has occurred and is continuing or exists as of the date hereof, which constitutes a Default or an Event of Default (as each term is defined in the Term Loan Credit Agreement)]
IN WITNESS WHEREOF, the undersigned has executed this Certificate on this _____ day of _____________________, 20_____.
By:
Name:
Title:

WBD (US) 44974205v3